Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 12, 2022 relating to the balance sheet of Skid Row AHP LLC as of December 31, 2021 and the related statements of operations, changes in members’ deficit, and cash flows for the period from December 17, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

July 8, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com